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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                                 JULY 10, 1995
                Date of Report (Date of earliest event reported)


                                 PNC BANK CORP.
             (Exact name of registrant as specified in its charter)



          PENNSYLVANIA                    1-9718                  25-1435979
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
incorporation or organization)                               Identification No.)


                                 ONE PNC PLAZA
                          FIFTH AVENUE AND WOOD STREET
                        PITTSBURGH, PENNSYLVANIA  15265
               (Address of principal executive offices)(Zip Code)


                                 (412) 762-3900
              (Registrant's telephone number, including area code)


         (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS

On July 10, 1995, PNC Bank Corp. (the "Corporation") entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with Midlantic Corporation ("Midlantic"), which provides, among other things, for (i) the merger of Midlantic into a wholly-owned subsidiary of the Corporation, and (ii) the exchange of each outstanding share of Midlantic common stock for 2.05 shares of the Corporation's common stock, with cash being paid in lieu of issuing fractional shares of common stock.

In connection with the execution of the Reorganization Agreement, Midlantic granted to the Corporation an option to purchase, under certain circumstances, up to 19.9% of the outstanding shares of Midlantic common stock at a price of $48 per share. Similarly, the Corporation granted Midlantic an option to purchase, under certain circumstances, up to 19.9% of the outstanding shares of the Corporation's common stock at a price of $35 per share.

Consummation of the merger is subject to various regulatory and shareholder approvals, including that of the Corporation's shareholders, as well as other conditions set forth in the Reorganization Agreement. Subject thereto, the Corporation expects to complete the merger by December 31, 1995. No assurance, however, can be given that the merger will be consummated or that it will be consummated by such date.

To illustrate the potential impact of the Midlantic merger, the Corporation has made certain forward looking earnings estimates based on various factors and assumptions. In this regard, if the Midlantic merger and the previously announced Chemical Bank, New Jersey acquisition are consummated by December 31, 1995, the Corporation has estimated that its earnings for 1996 could approximate $983 million or $2.87 per share, and that earnings for 1997 could increase by more than 10% over the 1996 earnings estimate. These estimates assume, among other things: that interest rate caps having a notional value of $5.5 billion are terminated in 1995; that no preferred stock is issued as part of the Chemical Bank, New Jersey acquisition but additional debt is issued; and that, through the combination, operating expenses are reduced and net revenue is enhanced.

Such earnings estimates are based on many factors and assumptions, including economic and business conditions as well as management's strategies, which are subject to change and many of which are beyond the Corporation's control. There will be differences between estimates and actual results, which could be material. These estimates are necessarily speculative in nature and no assurance can be given that they will be realized. Further, information with respect to 1997 is subject to even greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. This forward looking information has been presented for illustrative purposes only in connection with the announced Reorganization Agreement. Accordingly, the Corporation does not intend to update these estimates.

The Press Release announcing the execution of the Reorganization Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference. The Reorganization Agreement, including the Agreement and Plan of Merger of Midlantic with and into PNC Bancorp, Inc. (Annex A thereto), and the Stock Option Agreement of each of the Corporation and Midlantic are attached hereto as Exhibits 2, 99.2 and 99.3, respectively.





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Midlantic's common stock is registered pursuant to Section 12(g) of the
Securities Exchange Act of 1934, as amended, and additional information with respect to Midlantic is on file with the Securities and Exchange Commission at Commission File No. 0-15870.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits

The exhibits listed on the Exhibit Index on page 5 of this Form 8-K are filed herewith.





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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                 PNC BANK CORP.
                                                 (Registrant)



Date:  July 12, 1995                         By   /s/ Robert L. Haunschild
                                                  --------------------------
                                                  Robert L. Haunschild
                                                  Senior Vice President
                                                  and Chief Financial
                                                  Officer





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                                 EXHIBIT INDEX


EXHIBIT NO.      DESCRIPTION

2 Agreement and Plan of Reorganization dated as of July 10, 1995, by and among Midlantic, the Corporation and PNC Bancorp, Inc, including Agreement and Plan of Merger (Annex A).*

99.1             Press Release dated July 10, 1995.

99.2 Midlantic Stock Option Agreement dated as of July 10, 1995, by and between Midlantic and the Corporation.

99.3 PNC Stock Option Agreement dated as of July 10, 1995, by and between Midlantic and the Corporation.





_________

*  The exhibits to the agreement have been omitted. They are (a)
   Exhibit 4.9(a) - form of Midlantic affiliate letter, (b) Exhibit 4.9(b) - form of Corporation affiliate letter, (c) Exhibit 5.2(f) - form of opinion of Corporation counsel, and (d) Exhibit 5.3(g) - form of opinion of Midlantic counsel. The Corporation agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.





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